Exhibit 99.1

MEDIA:	INVESTORS:
Marcey Zwiebel	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS FULL YEAR 2020 NET INCOME OF $7.6 BILLION,
$16.96 DILUTED EPS
Fourth quarter net income was $1.5 billion, $3.26 diluted EPS

Supported stakeholders and generated annual positive operating leverage
PITTSBURGH, Jan. 15, 2021 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the year		For the quarter
In millions, except per share data	2020	2019	4Q20	3Q20	4Q19
Net income from continuing operations	$3,003	$4,591	$1,456	$1,532	$1,143
Net income from discontinued operations	4,555	827	—	—	238
Net income	$7,558	$5,418	$1,456	$1,532	$1,381
Diluted earnings per common share from continuing operations	$6.36	$9.57	$3.26	$3.39	$2.43
Diluted earnings per common share from discontinued operations	10.60	1.82	—	—	0.54
Diluted earnings per common share	$16.96	$11.39	$3.26	$3.39	$2.97

"PNC had a notable year in 2020 amid the many challenges of the pandemic. We achieved solid financial results, grew loans and deposits, delivered positive operating leverage, and maintained our strong capital position. Nonetheless, net income from continuing operations decreased as we built substantial reserves to address the uncertain economic environment that still remains. During the year, we sold our equity stake in BlackRock and are redeploying those proceeds towards the pending acquisition of BBVA USA Bancshares, Inc. Through the hard work and dedication of our employees, we supported the financial needs of our customers and communities, including committing more than $1 billion to advance economic empowerment and social justice. As the new year begins, we are optimistic about PNC's future. With the continued execution of our strategic priorities and the planned addition of BBVA USA we believe we are well positioned to deliver for all our stakeholders in 2021 and beyond."
             Bill Demchak, PNC Chairman, President and Chief Executive Officer

Agreement to Buy BBVA USA Bancshares, Inc.
▪On November 16, 2020 PNC announced a definitive agreement to acquire BBVA USA Bancshares, Inc., including its U.S. banking subsidiary BBVA USA, from the Spanish financial group BBVA S.A. for a fixed purchase price of $11.6 billion in cash. BBVA USA operates over 600 branches in Texas, Alabama, Arizona, California, Florida, Colorado and New Mexico. The transaction is expected to close in mid-2021 and will increase PNC's total assets by an estimated $102 billion, creating the fifth largest bank by assets and a PNC presence in 29 of the 30 largest markets in the U.S.
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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 2
Income Statement Highlights
Fourth quarter 2020 compared with third quarter 2020
▪Net income of $1.5 billion decreased $76 million, or 5%.
▪Total revenue of $4.2 billion declined $73 million, or 2%.
▪Net interest income of $2.4 billion decreased $60 million, or 2%, reflecting a decrease in loans outstanding and lower securities balances and yields, partially offset by higher loan yields and a decline in deposit and borrowing costs.
–Net interest margin decreased 7 basis points to 2.32% due to the impact of higher balances held with the Federal Reserve Bank.
▪Noninterest income of $1.8 billion decreased $13 million, or 1%.
–Fee income of $1.5 billion increased $151 million, or 11%, as a result of higher corporate service fees and service charges on deposits, partially offset by lower residential mortgage revenue.
–Other noninterest income of $293 million decreased $164 million, or 36%, and included negative Visa Class B derivative fair value adjustments of $173 million, primarily related to the extension of anticipated litigation resolution timing.
▪Noninterest expense of $2.7 billion increased $177 million, or 7%, primarily reflecting higher incentive compensation related to increased business activity, as well as seasonality and equipment impairments.
▪Provision recapture was $254 million compared with a provision for credit losses of $52 million in the third quarter reflecting improvements in macroeconomic factors.
▪The effective tax rate was 17.0% for the fourth quarter and 9.8% for the third quarter. The third quarter included tax credit benefits and the favorable resolution of certain tax matters.
Balance Sheet Highlights
Fourth quarter 2020 compared with third quarter 2020, or December 31, 2020 compared with September 30, 2020
▪Average loans decreased $7.3 billion, or 3%, to $245.8 billion.
–Average commercial loans of $170.3 billion decreased $5.3 billion, or 3%, reflecting lower utilization of loan commitments and originations, partially offset by higher multi-family agency warehouse lending.
–Average consumer loans of $75.5 billion decreased $2.0 billion, or 3%, primarily due to lower auto and home equity loans.
▪Loans at December 31, 2020 declined $7.4 billion, or 3%, to $241.9 billion. Commercial loans decreased $5.5 billion, or 3%, and consumer loans decreased $1.9 billion, or 2%.
▪Credit quality performance:
–Overall delinquencies of $1.4 billion at December 31, 2020 increased $125 million, or 10%.
–Nonperforming assets of $2.3 billion at December 31, 2020 increased $185 million, or 9%.
–Net loan charge-offs increased $74 million to $229 million, reflecting higher commercial loan charge-offs, primarily in industries adversely impacted by the pandemic.
–The allowance for credit losses to total loans was 2.46% at December 31, 2020 compared with 2.58% at September 30, 2020.
▪Average deposits increased $8.9 billion, or 3%, to $359.4 billion due to growth in both commercial and consumer deposits. Commercial deposits reflected the enhanced liquidity position of our customers and seasonal growth. Consumer deposits increased driven by lower consumer spending.
–Deposits at December 31, 2020 increased $10.2 billion, or 3%, to $365.3 billion.
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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 3
▪Average investment securities decreased $4.8 billion, or 5%, to $85.7 billion as portfolio prepayments exceeded purchases.
–Investment securities at December 31, 2020 decreased $2.4 billion, or 3%, to $88.8 billion.
▪Average balances held with the Federal Reserve Bank of $76.1 billion increased $16.1 billion reflecting liquidity from deposit growth and lower loan and security balances.
–Federal Reserve Bank balances at December 31, 2020 increased $14.3 billion to $84.9 billion.
▪PNC maintained strong capital and liquidity positions.
–On January 5, 2021, the PNC board of directors declared a quarterly cash dividend on common stock of $1.15 per share payable on February 5, 2021.
–The Basel III common equity Tier 1 capital ratio was an estimated 12.1% at December 31, 2020 and 11.7% at September 30, 2020.
–The Liquidity Coverage Ratio at December 31, 2020 for both PNC and PNC Bank, N.A. exceeded the regulatory minimum requirement.

Earnings Summary
In millions, except per share data		4Q20	3Q20	4Q19
Net income		$1,456	$1,532	$1,381
Net income attributable to diluted common shares		$1,387	$1,447	$1,302
Diluted earnings per common share		$3.26	$3.39	$2.97
Average diluted common shares outstanding		426	426	438
Return on average assets		1.24%	1.32%	1.33%
Return on average common equity		11.16%	11.76%	11.54%
Book value per common share	Quarter end	$119.11	$117.44	$104.59
Tangible book value per common share (non-GAAP)	Quarter end	$97.43	$95.71	$83.30
Cash dividends declared per common share		$1.15	$1.15	$1.15

    In the second quarter of 2020 PNC divested its entire 22.4% equity investment in BlackRock. Net proceeds from the sale were $14.2 billion. For all periods presented, BlackRock's historical results, and the after-tax gain on the sale of $4.3 billion, are reported as discontinued operations.
The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release, including the financial tables, is unaudited.

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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 4

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				4Q20 vs	4Q20 vs
In millions	4Q20	3Q20	4Q19	3Q20	4Q19
Net interest income	$2,424	$2,484	$2,488	(2)%	(3)%
Noninterest income	1,784	1,797	1,833	(1)%	(3)%
Total revenue	$4,208	$4,281	$4,321	(2)%	(3)%

Total revenue for the fourth quarter of 2020 decreased $73 million compared with the third quarter of 2020 and $113 million compared with the fourth quarter of 2019, reflecting lower net interest income and noninterest income.
Net interest income of $2.4 billion for the fourth quarter of 2020 decreased $60 million compared to the third quarter, reflecting a decrease in loans outstanding and lower securities balances and yields, partially offset by higher loan yields and a decline in deposit and borrowing costs. In comparison with the fourth quarter of 2019, net interest income decreased $64 million due to lower yields on earning assets partially offset by lower rates on deposits, higher average earning assets and a decline in borrowing costs and balances. The net interest margin declined to 2.32% for the fourth quarter of 2020 from 2.39% in the third quarter and 2.78% in the fourth quarter of 2019. In both comparisons the decrease reflected higher balances held with the Federal Reserve Bank. Compared with the fourth quarter of 2019, the decrease also resulted from lower yields on loans and securities, partially offset by lower rates on deposits.

Noninterest Income				Change	Change
				4Q20 vs	4Q20 vs
In millions	4Q20	3Q20	4Q19	3Q20	4Q19
Asset management	$221	$215	$216	3%	2%
Consumer services	387	390	390	(1)%	(1)%
Corporate services	650	479	499	36%	30%
Residential mortgage	99	137	87	(28)%	14%
Service charges on deposits	134	119	185	13%	(28)%
Other	293	457	456	(36)%	(36)%
	$1,784	$1,797	$1,833	(1)%	(3)%

Noninterest income for the fourth quarter of 2020 decreased $13 million compared with the third quarter. Asset management revenue increased $6 million as a result of higher average equity markets. Consumer services decreased $3 million and included lower brokerage fees. Corporate services increased $171 million primarily due to higher merger and acquisition advisory fees. Residential mortgage revenue declined $38 million driven by lower results from residential mortgage servicing rights valuation, net of economic hedge, as well as lower servicing fees and loan sales revenue. Service charges on deposits increased $15 million due to higher transaction volumes. Other noninterest income decreased $164 million due to a negative Visa Class B derivative fair value adjustment of $173 million in the fourth quarter of 2020, primarily related to the extension of
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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 5
anticipated litigation resolution timing. In addition, other noninterest income included favorable assumption updates to credit valuation adjustments related to the derivatives portfolio and higher net securities gains, partially offset by lower private equity revenue.
Noninterest income for the fourth quarter of 2020 decreased $49 million compared with the fourth quarter of 2019. Corporate services increased $151 million primarily due to higher merger and acquisition advisory fees. Residential mortgage revenue increased $12 million driven by higher loan sales revenue. Service charges on deposits decreased $51 million reflecting lower transaction volumes and lower revenue related to the elimination of certain checking product fees. Other noninterest income decreased $163 million primarily due to a negative fair value adjustment related to the Visa Class B derivative. Other noninterest income in the fourth quarter of 2020 also reflected lower private equity revenue, higher credit valuation adjustments and higher net securities gains while the fourth quarter of 2019 included a gain on sale of proprietary mutual funds.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				4Q20 vs	4Q20 vs
In millions	4Q20	3Q20	4Q19	3Q20	4Q19
Personnel	$1,521	$1,410	$1,468	8%	4%
Occupancy	215	205	201	5%	7%
Equipment	296	292	348	1%	(15)%
Marketing	64	67	77	(4)%	(17)%
Other	612	557	668	10%	(8)%
	$2,708	$2,531	$2,762	7%	(2)%

Noninterest expense for the fourth quarter of 2020 increased $177 million compared with the third quarter. Personnel expense increased $111 million due to higher incentive compensation related to increased business activity. Other expenses increased $55 million reflecting seasonality and equipment impairments.
Noninterest expense for the fourth quarter of 2020 decreased $54 million compared with the fourth quarter of 2019, due to technology-related equipment write-offs recognized in the fourth quarter of 2019 and a decrease in costs associated with business travel, partially offset by higher incentive compensation related to increased business activity.
The effective tax rate was 17.0% for the fourth quarter of 2020, 9.8% for the third quarter of 2020 and 14.6% for the fourth quarter of 2019. The third quarter of 2020 included tax credit benefits and the favorable resolution of certain tax matters.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $465.0 billion in the fourth quarter of 2020 compared with $462.1 billion in the third quarter and $411.4 billion in the fourth quarter of 2019. Total assets were $466.7 billion at December 31, 2020, $461.8 billion at September 30, 2020 and $410.3 billion at December
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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 6
31, 2019. Balance sheet growth in the fourth quarter of 2020 resulted from higher balances maintained with the Federal Reserve Bank driven by increased deposits in all comparisons.

Loans				Change	Change
				4Q20 vs	4Q20 vs
In billions	4Q20	3Q20	4Q19	3Q20	4Q19
Average
Commercial	$170.3	$175.6	$160.8	(3)%	6%
Consumer	75.5	77.5	78.1	(3)%	(3)%
Average loans	$245.8	$253.1	$238.9	(3)%	3%

Quarter end
Commercial	$167.2	$172.7	$160.6	(3)%	4%
Consumer	74.7	76.6	79.2	(2)%	(6)%
Total loans	$241.9	$249.3	$239.8	(3)%	1%

Average loans for the fourth quarter of 2020 decreased $7.3 billion compared with the third quarter. Average commercial loans declined $5.3 billion reflecting lower utilization of loan commitments and originations, partially offset by higher multi-family agency warehouse lending. Average consumer loans decreased $2.0 billion primarily due to lower auto and home equity loans.
Total loans at December 31, 2020 decreased $7.4 billion compared with September 30, 2020 driven by a decline in commercial loans of $5.5 billion. At December 31, 2020 PNC had $12.0 billion of PPP loans outstanding, down from $12.9 billion at September 30, 2020. Consumer loans at December 31, 2020 decreased $1.9 billion compared with September 30, 2020.
Average and period-end loans for the fourth quarter of 2020 increased $6.9 billion and $2.1 billion compared with the fourth quarter of 2019, respectively. The increase in both comparisons was driven by growth in commercial loans, including PPP lending, partially offset by a decline in consumer loans, primarily within the auto loan portfolio.

Investment Securities				Change	Change
				4Q20 vs	4Q20 vs
In billions	4Q20	3Q20	4Q19	3Q20	4Q19
Average	$85.7	$90.5	$83.5	(5)%	3%
Quarter end	$88.8	$91.2	$86.8	(3)%	2%

Average investment securities for the fourth quarter of 2020 decreased $4.8 billion and period-end balances decreased $2.4 billion compared with the third quarter, due to prepayments exceeding purchases, primarily within the agency residential mortgage-backed securities portfolio.
Fourth quarter 2020 average and period-end investment securities increased $2.2 billion and $2.0 billion, respectively, compared with the fourth quarter of 2019, primarily due to net purchases of U.S. agency securities. Net unrealized gains on available for sale securities were $3.2 billion at December 31, 2020, $3.4 billion at September 30, 2020 and $1.4 billion at December 31, 2019.
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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 7
Average balances held with the Federal Reserve Bank of $76.1 billion in the fourth quarter of 2020 increased from $60.0 billion in the third quarter reflecting deposit growth and lower loan and security balances. Federal Reserve Bank balances at December 31, 2020 of $84.9 billion increased from $70.6 billion at September 30, 2020. Average balances held with the Federal Reserve Bank increased $53.1 billion from $23.0 billion in the fourth quarter of 2019 driven by higher deposits. Federal Reserve Bank balances were $23.2 billion at December 31, 2019.

Deposits				Change	Change
				4Q20 vs	4Q20 vs
In billions	4Q20	3Q20	4Q19	3Q20	4Q19
Average
Noninterest-bearing	$109.9	$101.9	$73.7	8%	49%
Interest-bearing	249.5	248.6	214.1	—	17%
Average deposits	$359.4	$350.5	$287.8	3%	25%

Quarter end
Noninterest-bearing	$112.6	$107.3	$72.8	5%	55%
Interest-bearing	252.7	247.8	215.7	2%	17%
Total deposits	$365.3	$355.1	$288.5	3%	27%

Average deposits for the fourth quarter of 2020 increased $8.9 billion compared with the third quarter and deposits at December 31, 2020 increased $10.2 billion compared with September 30, 2020 due to growth in commercial and consumer deposits. Commercial deposits reflected the enhanced liquidity position of our customers and seasonal growth. Consumer deposits increased reflecting lower consumer spending. Fourth quarter 2020 average and period-end deposits increased $71.6 billion and $76.8 billion, respectively, compared with fourth quarter 2019 as a result of overall growth in commercial and consumer liquidity and customers.

Borrowed Funds				Change	Change
				4Q20 vs	4Q20 vs
In billions	4Q20	3Q20	4Q19	3Q20	4Q19
Average	$38.2	$43.3	$60.0	(12)%	(36)%
Quarter end	$37.2	$42.1	$60.3	(12)%	(38)%

Average borrowed funds for the fourth quarter of 2020 decreased $5.1 billion compared with the third quarter and borrowed funds at December 31, 2020 decreased $4.9 billion compared with September 30, 2020 due to lower Federal Home Loan Bank borrowings and bank notes and senior debt, reflecting the use of liquidity from deposit growth. Average borrowed funds for the fourth quarter of 2020 declined $21.8 billion compared with the fourth quarter of 2019 and period-end borrowed funds decreased $23.1 billion reflecting the use of excess liquidity.
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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 8

Capital
	12/31/2020	*	9/30/2020	12/31/2019
Common shareholders' equity In billions	$50.5		$49.8	$45.3
Basel III common equity Tier 1 capital ratio	12.1%		11.7%	9.5%
Basel III common equity Tier 1 fully implemented capital ratio	11.8%		11.3%	N/A
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity at December 31, 2020 increased $0.7 billion, or 1%, over September 30, 2020 due to fourth quarter net income partially offset by dividends and a decrease in accumulated other comprehensive income related to prepayments in the agency residential mortgage-backed securities portfolio.
The PNC board of directors declared a quarterly cash dividend on common stock payable on February 5, 2021 of $1.15 per share.
For information regarding PNC's Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights. The 2019 Tailoring Rules became effective for PNC as of January 1, 2020. PNC elected a five-year transition provision effective March 31, 2020 to delay for two years the full impact of the Current Expected Credit Losses (CECL) standard on regulatory capital, followed by a three-year transition period. The fully implemented ratios reflect the full impact of CECL and exclude the benefits of this transition provision.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			4Q20 vs	4Q20 vs
In millions	12/31/2020	9/30/2020	12/31/2019	3Q20	4Q19
Provision for (recapture of) credit losses	$(254)	$52	$221	$(306)	$(475)
Net loan charge-offs	$229	$155	$209	48%	10%
Nonperforming loans	$2,286	$2,085	$1,635	10%	40%
Nonperforming assets	$2,337	$2,152	$1,752	9%	33%
Accruing loans past due 90 days or more	$509	$448	$585	14%	(13)%
Allowance for loan and lease losses	$5,361	$5,751	$2,742	$(390)	$2,619
Allowance for unfunded lending related commitments	$584	$689	$318	$(105)	$266
Allowance for credit losses to total loans	2.46%	2.58%	1.28%

Provision recapture was $254 million in the fourth quarter of 2020 compared with a provision for credit losses of $52 million in the third quarter. Commercial loan provision recapture was $182 million in the fourth quarter of 2020 compared to a provision for credit losses of $219 million in the third quarter, primarily reflecting improvements in macroeconomic factors. Provision recapture for the consumer loan portfolio decreased $128 million to $87 million for the fourth quarter of 2020, primarily due to lower impacts related to improvements in credit quality and macroeconomic factors in the
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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 9
fourth quarter. Provision for credit losses for securities and other assets was $15 million for the fourth quarter of 2020.
Net loan charge-offs for the fourth quarter of 2020 increased $74 million compared with the third quarter. Commercial loan net charge-offs increased $71 million from the third quarter reflecting higher charge-offs of commercial and industrial loans, primarily in industries adversely impacted by the pandemic. Consumer loan net charge-offs modestly increased $3 million from the third quarter. Compared to the fourth quarter of 2019, net loan charge-offs increased $20 million due to higher commercial loan net charge-offs of $50 million, partially offset by lower consumer loan net charges-offs of $30 million. Net charge-offs were .37% of average loans on an annualized basis at December 31, 2020, .24% at September 30, 2020 and .35% at December 31, 2019.
Nonperforming assets at December 31, 2020 increased $185 million compared with September 30, 2020. Higher nonperforming commercial loans of $8 million and higher nonperforming consumer loans of $193 million were partially offset by lower other real estate owned and foreclosed assets of $16 million. Higher nonperforming consumer loans reflected an increase in nonperforming residential real estate of $189 million primarily related to borrowers exiting forbearance and deferring payments to the end of the loan term. Nonperforming assets increased $585 million compared with December 31, 2019 primarily due to the economic impacts of the pandemic. Commercial and consumer nonperforming loans increased $422 million and $229 million, respectively. This increase was partially offset by lower other real estate owned and foreclosed assets of $66 million. Nonperforming assets to total assets were .50% at December 31, 2020 compared with .47% at September 30, 2020 and .43% at December 31, 2019.
Overall delinquencies at December 31, 2020 increased $125 million compared with September 30, 2020. Consumer loan delinquencies increased $72 million primarily due to increases in government insured residential real estate. Commercial loan delinquencies grew $53 million reflecting increases in the commercial and industrial portfolio. Loans past due 30 to 59 days decreased $81 million, loans past due 60 to 89 days decreased $17 million and loans past due 90 days or more increased $61 million. Under the CARES Act credit reporting rules and guidance from regulatory agencies, certain loans modified due to pandemic-related hardships were considered current and not reported as past due at December 31, 2020 and September 30, 2020.
The allowance for credit losses was $5.9 billion at December 31, 2020 and $6.4 billion at September 30, 2020. The allowance for credit losses as a percentage of total loans was 2.46% at December 31, 2020 and 2.58% at September 30, 2020.
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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 10

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	4Q20	3Q20	4Q19
Retail Banking	$336	$530	$277
Corporate & Institutional Banking	992	670	649
Asset Management Group	82	91	91
Other	46	241	126
Net income from continuing operations	$1,456	$1,532	$1,143
See accompanying notes in Consolidated Financial Highlights

Retail Banking				Change	Change
				4Q20 vs	4Q20 vs
In millions	4Q20	3Q20	4Q19	3Q20	4Q19
Net interest income	$1,380	$1,383	$1,402	$(3)	$(22)
Noninterest income	$473	$673	$652	$(200)	$(179)
Provision for (recapture of) credit losses	$(81)	$(157)	$161	$76	$(242)
Noninterest expense	$1,482	$1,512	$1,516	$(30)	$(34)
Earnings	$336	$530	$277	$(194)	$59

In billions
Average loans	$79.7	$81.8	$79.5	$(2.1)	$0.2
Average deposits	$200.8	$197.9	$170.8	$2.9	$30.0

Retail Banking earnings for the fourth quarter of 2020 decreased compared with the third quarter of 2020 and increased compared with the fourth quarter of 2019. Noninterest income decreased over the third quarter driven by the impact of a negative derivative fair value adjustment related to Visa Class B common shares in the fourth quarter of 2020, as well as lower residential mortgage revenue, primarily due to lower residential mortgage servicing rights valuation, net of economic hedge, and lower servicing fees and loan sales revenue. This decrease was partially offset by higher service charges on deposits due to increased transaction volumes. In comparison with the fourth quarter of 2019, noninterest income decreased driven by the impact of a negative derivative fair value adjustment related to Visa Class B Common shares in the fourth quarter of 2020, as well as lower service charges on deposits due to lower transaction volumes and lower revenue related to the elimination of certain checking product fees. The decline was partially offset by higher residential mortgage revenue, driven by higher loan sales revenue.
Provision recapture for the fourth quarter of 2020 decreased compared with the third quarter, primarily due to lower impacts related to improvements in credit quality and macroeconomic factors in the fourth quarter. Noninterest expense decreased compared with the third quarter reflecting lower customer related transaction costs, branch-related expenses, and marketing. Compared with the fourth quarter of 2019, noninterest expense decreased primarily as a result of lower customer related transaction costs and costs associated with business travel.
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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 11
▪Average loans decreased 3% compared with the third quarter of 2020 and were flat compared with the fourth quarter of 2019. The decrease from the third quarter of 2020 was driven by declines in auto, residential mortgage and home equity, reflecting lower consumer demand. Compared with the fourth quarter 2019, average loans were flat due to growth in commercial, driven by PPP loans, and residential mortgage, resulting from increased originations in the low interest rate environment, offset primarily by auto, credit card, and student lending.
▪Average deposits increased 1% compared with the third quarter and 18% compared with the fourth quarter of 2019 due to increases in demand deposits and savings, reflecting lower consumer spending partially offset by lower certificates of deposit.
▪Net loan charge-offs were $136 million for the fourth quarter of 2020 compared with $125 million in the third quarter of 2020 and $154 million in the fourth quarter of 2019.
▪Residential mortgage loan origination volume was $3.7 billion in the fourth quarter of 2020 compared with $4.0 billion for the third quarter and $3.5 billion for the fourth quarter of 2019. Approximately 45% of fourth quarter 2020 volume was for home purchase transactions compared with 44% for the third quarter of 2020 and 40% for the fourth quarter of 2019.
▪The third party residential mortgage servicing portfolio was $121 billion at December 31, 2020 compared with $119 billion at September 30, 2020 and $120 billion at December 31, 2019. Residential mortgage loan servicing acquisitions were $12 billion for the fourth quarter of 2020 compared with $8 billion for the third quarter of 2020 and $3 billion for the fourth quarter of 2019.
▪Approximately 77% of consumer customers used non-teller channels for the majority of their transactions during the fourth quarter of 2020 compared with 75% in the third quarter of 2020 and 71% in the fourth quarter of 2019.
▪Deposit transactions via ATM and mobile channels were 66% of total deposit transactions in the fourth quarter of 2020 compared with 67% in the third quarter of 2020 and 58% in the fourth quarter of 2019.

Corporate & Institutional Banking				Change	Change
				4Q20 vs	4Q20 vs
In millions	4Q20	3Q20	4Q19	3Q20	4Q19
Net interest income	$994	$1,025	$969	$(31)	$25
Noninterest income	$919	$723	$646	$196	$273
Provision for (recapture of) credit losses	$(166)	$211	$65	$(377)	$(231)
Noninterest expense	$801	$663	$726	$138	$75
Earnings	$992	$670	$649	$322	$343

In billions
Average loans	$154.2	$159.5	$147.9	$(5.3)	$6.3
Average deposits	$138.8	$133.1	$98.5	$5.7	$40.3

Corporate & Institutional Banking earnings for the fourth quarter of 2020 increased compared to both the third quarter of 2020 and fourth quarter of 2019. Noninterest income increased in both comparisons primarily due to higher capital markets-related revenue, led by a significant increase in merger and acquisition advisory fees. Higher revenue from commercial mortgage banking activities also contributed to the increase compared with the fourth quarter of 2019. Provision recapture in the fourth quarter of 2020 reflected improvements in macroeconomic factors. Noninterest expense
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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 12
increased in both comparisons largely due to higher variable costs associated with increased business activity.
▪Average loans decreased 3% compared to the third quarter due to a decline in PNC’s corporate banking business, reflecting lower average utilization of loan commitments. Average loans increased 4% over the fourth quarter of 2019 primarily due to PPP loan originations and higher multifamily agency warehouse lending, partially offset by lower average utilization of loan commitments.
▪Average deposits increased 4% from the third quarter reflecting seasonal growth and 41% from the fourth quarter of 2019 reflecting liquidity maintained by customers due to the economic impact of the pandemic.
▪Net charge-offs were $99 million in the fourth quarter of 2020 compared with $32 million in the third quarter of 2020 and $47 million in the fourth quarter of 2019.

Asset Management Group				Change	Change
				4Q20 vs	4Q20 vs
In millions	4Q20	3Q20	4Q19	3Q20	4Q19
Net interest income	$91	$89	$80	$2	$11
Noninterest income	$225	$221	$272	$4	$(47)
Provision for (recapture of) credit losses	$(2)	$(19)	$1	$17	$(3)
Noninterest expense	$211	$211	$232	—	$(21)
Earnings	$82	$91	$91	$(9)	$(9)

In billions
Client assets under administration at quarter end	$324	$300	$297	$24	$27
Average loans	$8.2	$7.9	$7.1	$0.3	$1.1
Average deposits	$19.6	$19.1	$17.9	$0.5	$1.7

Asset Management Group earnings for the fourth quarter of 2020 decreased in both comparisons. Noninterest income increased compared to the prior quarter due to higher average equity markets. Noninterest income declined compared to the fourth quarter of 2019 due to the prior year gain on the sale of components of the PNC Capital Advisors investment management business, primarily proprietary mutual funds. Noninterest expense was stable compared to the third quarter of 2020 and declined compared to the fourth quarter of 2019 due to lower run-rate expenses driven by 2019 divestitures.
Client assets under administration at December 31, 2020 included discretionary client assets under management of $170 billion and nondiscretionary client assets under administration of $154 billion. Discretionary client assets under management increased $12 billion compared with September 30, 2020 and $16 billion compared with December 31, 2019 primarily driven by higher spot equity markets.
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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 13
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 11:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 272-3568 and (303) 223-2681 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s fourth quarter and full year 2020 earnings release, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21972639 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.
[TABULAR MATERIAL FOLLOWS]
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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
FINANCIAL RESULTS	Three months ended			Year ended
Dollars in millions, except per share data	December 31	September 30	December 31	December 31	December 31
	2020	2020	2019	2020	2019
Revenue
Net interest income	$2,424	$2,484	$2,488	$9,946	$9,965
Noninterest income	1,784	1,797	1,833	6,955	6,874
Total revenue	4,208	4,281	4,321	16,901	16,839
Provision for (Recapture of) credit losses	(254)	52	221	3,175	773
Noninterest expense	2,708	2,531	2,762	10,297	10,574
Income from continuing operations before income taxes and noncontrolling interests	$1,754	$1,698	$1,338	$3,429	$5,492
Income taxes from continuing operations	298	166	195	426	901
Net income from continuing operations	$1,456	$1,532	$1,143	$3,003	$4,591
Income from discontinued operations before taxes			$288	$5,777	$988
Income taxes from discontinued operations			50	1,222	161
Net income from discontinued operations			$238	$4,555	$827
Net income	$1,456	$1,532	$1,381	$7,558	$5,418
Less:
Net income attributable to noncontrolling interests	14	13	14	41	49
Preferred stock dividends (a)	48	63	55	229	236
Preferred stock discount accretion and redemptions	1	1	1	4	4
Net income attributable to common shareholders	$1,393	$1,455	$1,311	$7,284	$5,129
Per Common Share
Basic earnings from continuing operations	$3.26	$3.40	$2.44	$6.37	$9.59
Basic earnings from discontinued operations			0.54	10.62	1.84
Total basic earnings	$3.26	$3.40	$2.98	$16.99	$11.43
Diluted earnings from continuing operations	$3.26	$3.39	$2.43	$6.36	$9.57
Diluted earnings from discontinued operations			0.54	10.60	1.82
Total diluted earnings	$3.26	$3.39	$2.97	$16.96	$11.39
Cash dividends declared per common share	$1.15	$1.15	$1.15	$4.60	$4.20
Effective tax rate from continuing operations (b)	17.0%	9.8%	14.6%	12.4%	16.4%
(a)Dividends are payable quarterly other than Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	Three months ended			Year ended
	December 31	September 30	December 31	December 31	December 31
	2020	2020	2019	2020	2019
PERFORMANCE RATIOS
Net interest margin (a)	2.32%	2.39%	2.78%	2.53%	2.89%
Noninterest income to total revenue	42%	42%	42%	41%	41%
Efficiency (b)	64%	59%	64%	61%	63%
Return on:
Average common shareholders' equity	11.16%	11.76%	11.54%	15.21%	11.50%
Average assets	1.24%	1.32%	1.33%	1.68%	1.35%
BUSINESS SEGMENT NET INCOME (c)
In millions
Retail Banking	$336	$530	$277	$844	$1,213
Corporate & Institutional Banking	992	670	649	1,674	2,448
Asset Management Group	82	91	91	255	262
Other (d)	46	241	126	230	668
Net income from continuing operations	$1,456	$1,532	$1,143	$3,003	$4,591
(a)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019 were $17 million, $17 million and $23 million, respectively. The taxable equivalent adjustments to net interest income for the twelve months ended December 31, 2020 and December 31, 2019 were $75 million and $103 million, respectively.
(b)Calculated as noninterest expense divided by total revenue.
(c)Our business information is presented based on our internal management reporting practices. Net interest income in business segment results reflect PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors.
(d)Includes earnings and gains or losses related to residual activities that do not meet the criteria for disclosure as a separate reportable business. We provide additional information on these activities in our Form 10-K and Form 10-Q filings with the SEC.

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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	December 31	September 30	December 31
	2020	2020	2019
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$466,679	$461,817	$410,295
Loans (a)	$241,928	$249,279	$239,843
Allowance for loan and lease losses (b)	$5,361	$5,751	$2,742
Interest-earning deposits with banks	$85,173	$70,959	$23,413
Investment securities	$88,799	$91,185	$86,824
Loans held for sale (a)	$1,597	$1,787	$1,083
Equity investments	$6,052	$4,938	$5,176
Asset held for sale (c)			$8,558
Mortgage servicing rights	$1,242	$1,113	$1,644
Goodwill	$9,233	$9,233	$9,233
Other assets (a)	$30,999	$32,445	$32,202
Noninterest-bearing deposits	$112,637	$107,281	$72,779
Interest-bearing deposits	$252,708	$247,798	$215,761
Total deposits	$365,345	$355,079	$288,540
Borrowed funds (a)	$37,195	$42,110	$60,263
Allowance for unfunded lending related commitments (b)	$584	$689	$318
Total shareholders’ equity	$54,010	$53,276	$49,314
Common shareholders’ equity	$50,493	$49,760	$45,321
Accumulated other comprehensive income (loss)	$2,770	$2,997	$799
Book value per common share	$119.11	$117.44	$104.59
Tangible book value per common share (Non-GAAP) (d)	$97.43	$95.71	$83.30
Period end common shares outstanding (millions)	424	424	433
Loans to deposits	66%	70%	83%
Common shareholders' equity to total assets	10.8%	10.8%	11.0%
CLIENT ASSETS (billions)
Discretionary client assets under management	$170	$158	$154
Nondiscretionary client assets under administration	154	142	143
Total client assets under administration	324	300	297
Brokerage account client assets	59	55	54
Total client assets	$383	$355	$351
CAPITAL RATIOS
Basel III (e) (f)
Common equity Tier 1	12.1%	11.7%	9.5%
Common equity Tier 1 fully implemented (g)	11.8%	11.3%	N/A
Tier 1 risk-based	13.2%	12.8%	10.7%
Total capital risk-based (h)	15.6%	15.2%	12.7%
Leverage	9.5%	9.4%	9.1%
Supplementary leverage	9.9%	9.5%	7.6%
ASSET QUALITY
Nonperforming loans to total loans	0.94%	0.84%	0.68%
Nonperforming assets to total loans, OREO and foreclosed assets	0.97%	0.86%	0.73%
Nonperforming assets to total assets	0.50%	0.47%	0.43%
Net charge-offs to average loans (for the three months ended) (annualized)	0.37%	0.24%	0.35%
Allowance for loan and lease losses to total loans (i)	2.22%	2.31%	1.14%
Allowance for credit losses to total loans (i) (j)	2.46%	2.58%	1.28%
Allowance for loan and lease losses to nonperforming loans (i)	235%	276%	168%
Accruing loans past due 90 days or more (in millions)	$509	$448	$585
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our third quarter 2020 Form 10-Q included, and our 2020 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.
(b)Amounts at December 31, 2020 and September 30, 2020 reflect the impact of adopting Accounting Standards Update 2016-13 - Financial Instruments - Credit Losses, which is commonly referred to as the Current Expected Credit Losses (CECL) standard and our transition from an incurred loss methodology for these reserves to an expected credit loss methodology. Our 2019 Form 10-K and our 2020 Form 10-Qs included, and our 2020 Form 10-K will include additional information related to our adoption of this standard.
(c)Represents our held for sale investment in BlackRock. In the second quarter of 2020, PNC divested its entire holding in BlackRock. Prior period BlackRock investment balances have been reclassified to the Asset held for sale line in accordance with Accounting Standard Codification 205-20, Presentation of Financial Statements - Discontinued Operations. Our second and third quarter 2020 Form 10-Qs included, and our 2020 Form 10-K will include additional information.
(d)See the Tangible Book Value per Common Share table on page 18 for additional information.
(e)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 17 for additional information. The ratios as of December 31, 2020 are estimated.
(f)The December 31, 2020 and September 30, 2020 ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(g)The December 31, 2020 and September 30, 2020 fully implemented ratios are calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(h)The 2020 and 2019 Basel III Total risk-based capital ratios include nonqualifying trust preferred capital securities of $40 million and $60 million, respectively, that are subject to a phase-out period that runs through 2021.
(i)Ratios at December 31, 2020 and September 30, 2020 reflect an increase in reserves due to the impact of CECL adoption, the significant economic impact of COVID-19 and loan growth. Our 2019 Form 10-K and our 2020 Form 10-Qs included, and our 2020 Form 10-K will include additional information related to our adoption of this standard.
(j)Excludes allowances for investment securities and other financial assets.

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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As of January 1, 2020, the 2019 Tailoring Rules became effective for PNC. The most significant changes involve the election to exclude specific Accumulated Other Comprehensive Income (AOCI) items from common equity Tier 1 capital and higher thresholds used to calculate common equity Tier 1 capital deductions. Effective January 1, 2020, PNC must deduct from common equity Tier 1 capital investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets (in each case net of associated deferred tax liabilities) to the extent such items individually exceed 25% of the institution’s adjusted common equity Tier 1 capital.
Under the Basel III rules applicable to PNC during 2019, significant common stock investments in unconsolidated financial institutions (for PNC, primarily BlackRock), mortgage servicing rights and deferred tax assets were deducted from common equity Tier 1 capital (net of associated deferred tax liabilities) to the extent they individually exceeded 10%, or in the aggregate exceeded 15%, of the institution's adjusted common equity Tier 1 capital. Also, PNC's Basel III regulatory capital during 2019 included AOCI related to securities then held, and those transferred from, available for sale, as well as pension and other postretirement plans.
PNC’s regulatory risk-based capital ratios in 2020 and 2019 are both calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
Effective for March 31, 2020, regulators issued an interim final rule permitting banks that have adopted the CECL standard to delay for two years CECL’s full impact on regulatory capital, relative to the incurred loss methodology’s impact on regulatory capital, followed by a three year transition period. PNC elected to adopt this optional five-year transition provision effective as of March 31, 2020. See the table below for the September 30, 2020 ratio and estimated December 31, 2020 ratio. For the full impact of PNC's adoption of CECL, which excludes the benefits of the five-year transition provision, see the December 31, 2020 and September 30, 2020 (Fully Implemented) estimates presented in the table below.
We also provide additional information below regarding PNC’s December 31, 2019 Basel III Common equity Tier 1 capital ratios.
Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios (Non-GAAP) (a)
	Basel III
	December 31 2020 (estimated) (b)	September 30 2020 (b)	December 31 2019	December 31, 2020 (Fully Implemented) (estimated) (c)	September 30, 2020 (Fully Implemented) (estimated) (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$48,958	$48,122	$44,522	$47,722	$46,763
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,192)	(9,208)	(9,254)	(9,192)	(9,208)
Basel III total threshold deductions (d)			(3,276)
Accumulated other comprehensive income (loss) (e)			659
All other adjustments	(31)	(63)	(173)	(33)	(65)
Basel III Common equity Tier 1 capital	$39,735	$38,851	$32,478	$38,497	$37,490
Basel III standardized approach risk-weighted assets (f)	$327,192	$331,748	$340,799	$325,967	$330,462
Basel III advanced approaches risk-weighted assets (g)			$318,722
Basel III Common equity Tier 1 capital ratio	12.1%	11.7%	9.5%	11.8%	11.3%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)The December 31, 2020 and September 30, 2020 ratio is calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(c)The December 31, 2020 and September 30, 2020 ratio is calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(d)Based on the Tailoring Rules, effective January 1, 2020 for PNC, the limit for threshold deductions increased, resulting in no deduction as of December 31, 2020 and September 30, 2020.
(e)Based on the Tailoring Rules effective January 1, 2020, PNC elected to opt-out of the inclusion of accumulated other comprehensive income in regulatory capital.
(f)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.
(g)Basel III advanced approaches risk-weighted assets in 2019 were based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. Based on the Tailoring Rules effective January 1, 2020, PNC is no longer required to report advanced approaches risk-weighted assets.

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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share (Non-GAAP)
	December 31	September 30	December 31
Dollars in millions, except per share data	2020	2020	2019
Book value per common share	$119.11	$117.44	$104.59
Tangible book value per common share
Common shareholders' equity	$50,493	$49,760	$45,321
Goodwill and other intangible assets	(9,381)	(9,396)	(9,441)
Deferred tax liabilities on Goodwill and other intangible assets	188	187	187
Tangible common shareholders' equity	$41,300	$40,551	$36,067
Period-end common shares outstanding (millions)	424	424	433
Tangible book value per common share (Non-GAAP)	$97.43	$95.71	$83.30

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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 19
Cautionary Statement Regarding Forward-Looking Information
We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.
Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.
Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:
–Changes in interest rates and valuations in debt, equity and other financial markets.
–Disruptions in the U.S. and global financial markets.
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives.
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.
–Impacts of tariffs and other trade policies of the U.S. and its global trading partners.
–The length and extent of the economic impact of the COVID-19 pandemic.
–The impact of the results of the recent U.S. elections on the regulatory landscape, capital markets, and the response to and management of the COVID-19 pandemic.
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our view that:
–The U.S. economy is in an economic recovery, following a very severe but very short economic contraction in the first half of 2020 due to the COVID-19 pandemic and public health measures to contain it.
–Despite the improvement in the economy in recent months, economic activity remains far below its pre-pandemic level and unemployment remains elevated.
–Growth will be much weaker in early 2021 because of record coronavirus cases and a tightening of government restrictions of economic activity. Growth should then pick up in the spring of 2021 as vaccines are more widely available and the federal government provides aid to households and small and medium-sized businesses. PNC does not expect real GDP to return to its pre-pandemic level until late 2021, and does not expect employment to return to its pre-pandemic level until at least 2023.
–PNC expects the Federal Open Market Committee to keep the fed funds rate in its current range of 0.00 to 0.25 percent through at least mid-2024.
▪Our forward-looking statements are subject to the risk that conditions will be substantially different than we are currently expecting. If efforts to contain COVID-19 are unsuccessful and restrictions on businesses and activities continue in place for extended periods or are increased, the recovery would likely be much weaker and the economy could fall back into recession. While several vaccines have been approved for use and other remain in development or clinical trials, significant uncertainty remains regarding the speed with which effective vaccines can be manufactured and widely distributed. As a result, there is still a great deal of uncertainty about the length and severity of the pandemic and the strength or reversal of the economic rebound.

▪PNC's ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board's Comprehensive Capital Analysis and Review (CCAR) process. The Federal Reserve also has imposed additional limitations on capital distributions through the first quarter of 2021 by CCAR-participating bank holding companies and may extend these limitations, potentially in modified form.

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PNC Reports Full Year 2020 Net Income of $7.6 Billion, $16.96 Diluted EPS – Page 20
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models.

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry, consumer protection, bank capital and liquidity standards, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
▪Our planned acquisition of BBVA USA Bancshares, Inc. presents us with risks and uncertainties related both to the acquisition transaction itself and to the integration of the acquired business into PNC after closing:
–The business of BBVA USA Bancshares, Inc., including its U.S. banking subsidiary, BBVA USA, going forward may not perform as we currently project or in a manner consistent with historical performance. As a result, the anticipated benefits, including estimated cost savings, of the transaction may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events, including those that are outside of our control.
–The combination of BBVA USA Bancshares, Inc., including its U.S. banking subsidiary, BBVA USA, with that of PNC and PNC Bank may be more difficult to achieve than anticipated or have unanticipated adverse results relating to BBVA USA Bancshares, Inc., including its U.S. banking subsidiary, BBVA USA, or our existing businesses.
–Completion of the transaction is dependent on the satisfaction of customary closing conditions, which cannot be assured. The timing of completion of the transaction is dependent on various factors that cannot be predicted with precision at this point.

▪In addition to the planned BBVA USA Bancshares, Inc. transaction, we grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2019 Form 10-K and subsequent Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. In particular, our forward-looking statements are subject to risks and uncertainties related to the COVID-19 pandemic and the resulting governmental and societal responses. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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